EXHIBIT 99

Z Trim Holdings Receives Deficiency Letter from American Stock Exchange; Undertakes Comprehensive Corrective Action

MUNDELEIN, Ill., May 30, 2008 / PRNewswire/  – Z Trim Holdings, Inc. (Amex:  ZTM)  announced today it received notification on May 28, 2008 that the American Stock Exchange (“Amex”) notified Z Trim Holdings, Inc. (the “Company”) that the staff of the Amex has determined that the Company is not in compliance with certain of Amex’ continued listing standards.   Specifically, based upon a review of the Company’s Form 10-Q for the period ended March 31, 2008, the Amex Staff determined that the Company reported $5,970,000 of shareholders’ equity, which is less than the $6,000,000 threshold for shareholders’ equity after losses from continuing operations and net losses in its five most recent fiscal years as required by Section 1003(a)(iii) of the Company Guide.  The Amex Staff further determined that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Amex, as to whether the Company will be able to continue operations and/or meet its obligations as they mature, in violation of Section 1003(a)(iv) of the Company Guide.   The letter constitutes a “Deficiency Letter” pursuant to Section 1009 of the Amex Company Guide (the “Guide”). Amex has provided the Company the opportunity to submit a compliance plan to resolve the deficiencies.  Amex has not initiated a de-listing procedure or suspended trading in the Company’s common stock.

“Certainly, we are disappointed to have to emphasize, again, the poor historical performance of our Company,” stated President, Steve Cohen.  “However, as this deficiency relates to our past financial performance in combination with our previously reported current financial condition rather than to any deficiencies in our corporate governance and internal controls, this is old news and our investors and the investment community have previously been made aware of our financial health.  We remain confident in our ability to both capitalize our revitalized business model, as well as capitalize on our recent successes in the marketplace.  We welcome the additional oversight that Amex provides and will work diligently to regain compliance with Amex listings standards.  By building our business, we will simultaneously address Amex’s concerns while building shareholder value.”

The Company is in the process of reviewing the Amex staff’s findings.  In response to the Deficiency Letter, and as specifically directed by the Deficiency Letter, the Company will submit a Plan, by June 30, 2008, advising the Amex of actions it has taken and will take that will bring it back into compliance with Section 1003(a)(iii) by November 30, 2009 and 1003(a)(iv) by November 28, 2008.  Amex’ Listing Qualifications Department management will evaluate the Company’s Plan, determine whether the Company has made a reasonable demonstration of its ability to regain compliance within the allotted time and if the Company has so demonstrated, will accept the Plan.  If the Plan is accepted, the Company will be able to continue its listing during the Plan period, subject to periodic review of progress.  If the Plan is not accepted, however, or if the Company does not make progress consistent with the plan, or if the Company is not in compliance upon closure of the Plan period, the Amex will initiate delisting proceedings.

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural, functional food ingredient and emulsifier made from the hulls of corn and oat. Because Z Trim is non-caloric, replacement of added fats with Z Trim can achieve up to 80% calorie reduction in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim is a versatile product that can serve as a fat replacement or emulsifier with texturization, binding, shaping, suspension, water control and pH balance attributes. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by these forward−looking statements.  Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact:	Angela Strickland
Voice:	847-549-6002
Email:	angela.strickland@ztrim.com